EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Lantronix, Inc., of our report, dated September 7, 2006, relating to the consolidated financial statements and financial statement schedule, appearing in the Annual Report on Form 10-K of Lantronix, Inc. for the year ended June 30, 2006.

/s/ McGladrey & Pullen, LLP

Irvine, California
September 7, 2006